Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated the 15th day of December, 2015, is by and between John Howard, a resident of the State of New Jersey (“Employee”), and BB&T INSURANCE HOLDINGS, INC., a Delaware corporation (“BB&T Insurance”).
R E C I T A L S
WHEREAS, Employee has served as the Vice Chairman and CEO – Wholesale/Specialty Division of BB&T Insurance.
WHEREAS, BB&T Insurance desires to employ Employee and Employee desires to be employed by BB&T Insurance effective January 1, 2016 (the “Effective Date”);
THEREFORE, BB&T Insurance desires (i) to establish the method of compensation to Employee for his services; (ii) to safeguard its proprietary and confidential information; (iii) to protect itself against competitive activities by Employee upon termination of Employee’s employment with BB&T Insurance; and (iv) to protect its investment in training, customer relationships and other legitimate business interests, and Employee desires to help BB&T Insurance achieve these goals.
In consideration for the promises, mutual covenants and terms of this Agreement, Employee and BB&T Insurance (collectively, “the parties” and individually, a “party”) agree as follows:
    1.    Appointment. On the Effective Date, BB&T Insurance designates and appoints Employee as Chairman and CEO of BB&T Insurance under the classification standards of BB&T Insurance, to act and perform services on behalf of BB&T Insurance and its subsidiaries, including but not limited to BB&T Insurance Services, Inc., McGriff, Seibels & Williams, Inc., Crump Life Insurance Services, Inc., AmRisc, LLC, and CRC Insurance Services, Inc. on an exclusive basis. Employee accepts this designation and appointment.
2.    General Duties and Authority under the Employment Designation.
(a)    Status. This Agreement establishes an employer/employee relationship. Employee shall conduct his duties and responsibilities in a professional manner and consistent with the policies and practices of BB&T Insurance.
(b)    Manner of Performance. Employee will carry out the duties and responsibilities under this Agreement in a faithful, diligent and responsible manner. Employee will be based in New Jersey but shall also perform his duties and responsibilities in such locations as may be mutually agreed upon between the parties. Employee shall report to the Chief Operating Officer of Branch Banking and Trust Company (“Branch Bank”) or his

designees (“Supervisor”). Branch Bank will take into account Employee’s status and position if it determines someone other than the Chief Operating Officer will be Employee’s Supervisor. Employee shall have such responsibilities as may be duly authorized or directed by the Supervisor which are not inconsistent with the provisions of this Agreement. Employee will conduct himself at all times during the Term and any Renewal Period faithfully, diligently, competently and to the best of his abilities and according to the best interests of BB&T Insurance. During the Term and any Renewal Period, Employee shall devote his full business time, attention and effort to the affairs of BB&T Insurance and shall not be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of BB&T Insurance, provided, however, that the foregoing is not intended to restrict Employee’s ability to engage in charitable, educational, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder.
3.    Term and Duration of Employment; Termination; Definitions.
(a)In consideration of the Agreement’s nonsolicitation and confidentiality provisions, Employee’s employment with BB&T Insurance shall commence on the Effective Date and shall expire on the fourth anniversary of the Effective Date (the “Term”), the end of any Renewal Period (as defined below) or, if sooner, upon the first to occur of the following:
             (i) Employee’s death or Disability (as defined below); Employee’s termination For Cause (as defined below); or termination by Employee other than For Good Reason (as defined below): Employee will not receive compensation, vacation or any other benefits after such termination except to the extent earned, accrued and vested prior to Employee’s Date of Termination (as defined below). However, if Employee’s employment terminates due to Employee’s death or Disability, Employee will receive (z) an amount, payable in one lump sum 30 days after the Date of Termination, equal to the product of (A) Employee’s Target Bonus Opportunity (as defined below), and (B) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365; provided, however, that if the amount payable pursuant to this clause (z) is deemed to be deferred compensation subject to the requirements of Section 409A (as defined below), then such amount shall be paid to Employee (or Employee’s beneficiary in the event of death) in equal installments on BB&T Insurance’s regular payroll dates over the 24 month period following Employee’s Date of Termination, commencing, subject to Section 26, within 30 days after Employee’s Date of Termination.

(ii) BB&T Insurance terminates Employee’s employment other than For Cause; BB&T Insurance elects not to renew this Agreement; or Employee, in good faith, upon notice in writing to BB&T Insurance, terminates his employment with BB&T Insurance For Good Reason: Employee (or following his death, his beneficiaries), shall have the right to receive Separation Compensation (as defined below); provided that such termination constitutes a Separation from Service (as defined below).

         (iii) Following the expiration of the Term, unless this Agreement is otherwise earlier terminated, this Agreement shall automatically renew for consecutive one-year terms (each term, a “Renewal Period”), unless either party gives notice in writing to the other party, at least 30 days before the end of the current term, that it does not wish to renew this Agreement for an additional term.

(b) The following capitalized terms have the following meanings (whether used in this Section 3 or elsewhere in this Agreement):
(i) “Affiliate” means an employer with which BB&T Insurance would be considered a single employer under Sections 414(b) and 414(c) of the Code, applied using 80% as the percentage of ownership required under such Code sections.
(ii) “Code” means the Internal Revenue Code of 1986, as amended.
(iii) “Date of Termination” means the last day Employee is considered an active employee of BB&T Insurance.

(iv) “For Cause” means a determination of the BB&T Insurance Board of Directors that any of the following events have occurred:
     (A)(1) Employee’s conviction or plea of guilty or nolo contendre to, a felony or (2) the commission of any act involving moral turpitude, dishonesty, disloyalty or fraud that results in material financial or reputational harm to BB&T Insurance or any of its affiliates; (B) Employee’s breach of fiduciary duty, gross negligence or willful misconduct with respect to BB&T Insurance or any of its affiliates that has caused BB&T Insurance or any of its affiliates material financial or reputational harm; (C) Employee’s failure to substantially perform Employee’s duties hereunder (other than any such failure due to Employee’s physical or mental illness or death), or (D) Employee’s material breach of any of Employee’s obligations hereunder, under any other material written agreement or covenant Employee has entered into with BB&T Insurance, or under any material written policy, program or code of BB&T Insurance that is applicable to Employee and senior executives of BB&T Insurance, provided, however, that, if capable of cure, a termination For Cause under clauses (A)-(D) shall be effective only if, within 30 days following delivery of a written notice by BB&T Insurance to Employee that BB&T Insurance is terminating his employment For Cause, Employee has failed to cure the circumstances giving rise to a For Cause termination. A termination For Cause shall include a determination by the Board of Directors within 180 days following the termination of the Term or any Renewal Period that circumstances existed during the one-year period ending immediately prior to the expiration of the Term or any Renewal Period constituting willful misconduct or illegal activity of which the Board of Directors was not aware at the time of the termination of the Term or any Renewal Period that would have justified a termination by BB&T Insurance For Cause.
(v)    A termination of employment by Employee “For Good Reason” shall mean a termination by Employee of Employee’s employment with BB&T Insurance, by written notice to Employee’s Supervisor specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 90 days following the occurrence, without Employee’s consent, of any of the following events and the failure of BB&T Insurance to correct the circumstances set forth in Employee’s written notice within 30 days of receipt of such notice: (A) a material diminution in Employee’s authority, duties or responsibilities as compared to the authority, duties or responsibilities assigned to Employee on the date of this Agreement, (B) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, (C) a material reduction in the rate of Employee’s Total Salary (other than in connection with an across the board reduction of the base salaries of the senior executives of BB&T Insurance) or annual cash bonus opportunity, which for this purpose materiality shall be deemed to be a reduction of Total Salary or annual cash bonus opportunity of more than 5% from the prior year, (D) a material change in the geographic location at which Employee must perform services, which for this purpose shall be deemed a requirement that Employee be required to relocate to a location that is more than 35 miles from the location in which Employee is employed as of the date of this Agreement, or (E) any action or inaction that constitutes a material breach of this Agreement by BB&T Insurance. Employee agrees that a corporate reorganization by BB&T Insurance and/or its affiliates pursuant to which BB&T Insurance ceases to exist or Employee’s title is changed shall not constitute For Good Reason hereunder so long as there is no substantial diminution or significant change in the nature of Employee’s duties described, herein and the corporate reorganization is not the result of a bankruptcy filing.
(vi)    “Disability” with respect to Employee shall mean disability of Employee as determined by the issuer of BB&T Insurance’s disability insurance policy; provided that, to the extent that any payment under this Agreement constitutes nonqualified deferred compensation that is paid upon a disability, Disability shall mean a “disability” within the meaning of Section 409A and payment shall be made within 90 calendar days of the determination of the existence of such a Disability (provided that if such 90-day period begins in one calendar year and ends in another, Employee shall not have a right to designate the calendar year of payment).
(vii)    “Section 409A” means Section 409A of the Code and the regulations issued thereunder.
(viii)    “Separation Compensation” means: payment to Employee (or, following Employee’s death, Employee’s beneficiaries) of any accrued salary and vacation earned through the Date of Termination and any unpaid Annual Cash Bonus for a prior fiscal year, and provided that Employee (or to the extent applicable, his estate) executes and delivers a general release of all claims “Separation Agreement”, which release shall not have been revoked, an amount equal to two times the sum of (x) Employee’s Total Salary as in effect immediately prior to Employee’s Date of Termination, without taking into account any reduction in such Total Salary, plus (y) Employee’s Target Bonus Opportunity for the fiscal year in which the Date of Termination occurs (the “Cash Severance Benefit”). The Cash Severance Benefit shall be payable in equal installments on BB&T Insurance’s regular payroll dates in the jurisdiction in which Employee works over the 24 month period (the “Severance Period”) following Employee’s Date of Termination, commencing, except as set forth below, not later than 30 days after Employee’s Date of Termination. Separation Compensation shall be subject to forfeiture for Employee’s failure to execute and deliver the Separation Agreement to BB&T Insurance. Separation Compensation shall also be subject to forfeiture if a court of final jurisdiction finds that Employee has failed to continue to comply with the applicable periods set forth in Sections 8, 9, 11 and 12. In addition to the Separation Compensation, if Employee’s employment shall terminate and Employee is entitled to receive Separation Compensation, BB&T Insurance shall continue to provide to Employee until the 18 month anniversary of the Date of Termination the welfare benefits referred to in Section 5 as in effect on his Date of Termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if Employee had continued in employment during such period. Upon the occurrence of such 18 month anniversary, BB&T Insurance shall pay to Employee in a lump sum an amount equal to 6 times the monthly COBRA rate for such welfare benefits, as determined on the date of such 18 month anniversary.

Notwithstanding anything to the contrary in this Agreement, if Employee is a Specified Employee (as defined below), any severance payments payable upon his Separation from Service that constitute nonqualified deferred compensation subject to Section 409A, shall not be paid until within the 30-day period commencing with the first day of the seventh month following the month of Employee’s Separation from Service; provided that if such 30-day period begins in one calendar year and ends in another, Employee shall have no right to designate the calendar year of payment. In the case of a delay applicable to Specified Employees, the first payment shall contain any payments due for the first six plus months, as well as the next regular payment amount, if any.
(ix)    “Separation from Service” means a termination of employment with BB&T Insurance and all Affiliates that is a “separation from service” within the meaning of Section 409A.
(x)    “Specified Employee” means a “specified employee” within the meaning of Section 409A and the BB&T Corporation’s specified employee identification policy, if any.
(c) Unless specifically agreed upon in writing by BB&T Insurance and Employee, if this Agreement is terminated by (i) mutual consent or (ii) because Employee voluntarily terminated this Agreement, other than “For Good Reason,” Employee shall have no right to compensation or benefits after termination, except for such compensation and benefits which have vested and accrued prior to termination and except for rights of Employee as may be provided under applicable laws.
(d)    If BB&T Insurance terminates Employee’s employment For Cause or Employee terminates Employee’s employment For Good Reason, the burden of showing such cause or good reason shall be on the party exercising such right of termination.
(e)    The provisions of Sections 8, 9, 11 and 12 shall survive the termination of Employee’s employment for any reason.

4.    Compensation. Beginning with the Effective Date and continuing through the Term and any Renewal Period, subject to the sooner termination of Employee’s employment as provided herein, Employee shall be compensated as set forth below. BB&T Insurance shall deduct from all compensation paid to Employee all required federal, state and local withholding taxes, as well as any other deductions required by applicable law or authorized by Employee in writing.
(a)    Salary. During the first year of the Term, Employee shall receive a base salary at an annualized rate equal to Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00). Thereafter, the rate of annual base salary shall be subject to review and change by BB&T Insurance in accordance with the customary salary review policies and procedures of BB&T Insurance applicable to other similar positions as Employee. The annual base salary payable to Employee under this Section 4(a), as the same may be increased from time to time, shall hereinafter be referred to as the “Total Salary”. The Total Salary hereunder shall not be reduced below the amount paid during the first year of the Term. Total Salary payable to Employee pursuant to this Section shall be paid in accordance with the customary payroll practices of BB&T Insurance in the jurisdiction in which Employee works.
(b)      Eligibility for Annual Cash Bonus. During the Term and any Renewal Period, each fiscal year Employee shall be entitled to an annual cash bonus opportunity subject to and based on the attainment by Employee and BB&T Insurance of individual and financial performance targets to be reasonably agreed to by BB&T Insurance and Employee. Employee shall have a target “at plan” cash bonus opportunity of 112.5% of Employee’s then current Total Salary for the fiscal year (the “Target Bonus Opportunity”). For fiscal year 2016, BB&T Insurance guarantees the annual cash bonus will not be less than $506,250.00. The amount of Employee’s annual cash bonus (Annual Cash Bonus”) with respect to a year may be greater or less than the Target Bonus Opportunity depending on Employee’s and BB&T Insurance’s success in meeting or exceeding the performance targets for such year. Notwithstanding anything to the contrary contained in this Agreement or the applicable annual bonus plan (the “Bonus Plan”), Employee shall be entitled to receive an Annual Bonus for any given fiscal year pursuant to this Section 4 (and the Bonus Plan) only if Employee is employed on the date such bonus is paid. Bonuses, if any, shall be paid between January 1 and March 15 of the calendar year following the applicable fiscal year.

(c)Eligibility for Equity Award Program. During the Term and any Renewal Period, Employee will be eligible to receive annual grants of restricted stock and options to purchase shares of common stock of BB&T Corporation pursuant to the BB&T Corporation 2012 Incentive Plan (“2012 Incentive Plan”) or any successor plan. Employee acknowledges that BB&T Corporation and BB&T Insurance have the right to change or discontinue benefit programs. Beginning with the Effective Date, and continuing for up to six consecutive calendar years during the Term and any Renewal Period, Employee shall be eligible to participate in BB&T Corporation’s equity award program at an annual level of 100% of Employee’s Total Salary for the year minus $225,000.00, subject to the terms of the program documents and the actions of BB&T Corporation related thereto. Beginning in calendar year 2022, and annually thereafter, if the Agreement has not been terminated, Employee shall be eligible to participate in BB&T Corporation’s equity award program at the same level as other similarly situated employees, and subject to the terms of the program documents and the actions of BB&T Corporation related thereto.
5.    Other Benefits. Employee shall be entitled to participate in the employee benefit programs of BB&T Insurance, including the BB&T Corporation Nonqualified Defined Contribution Plan, the BB&T Corporation Pension Plan, and the BB&T Corporation Nonqualified Defined Benefit Plan, that are made available to similarly situated employees, subject to the terms and conditions of such programs as the same may be amended from time to time. For purposes of the BB&T Corporation Pension Plan and the BB&T Corporation Nonqualified Defined Benefit Plan, Employee’s participation for purposes of benefit accrual was effective April 2, 2012, and Employee is vested in his accrued benefit. Employee acknowledges that BB&T Corporation and BB&T Insurance have the right to make changes to their benefits programs.

6.Vacation. During the Term and any Renewal Period, each calendar year Employee shall be entitled to the greater of (i) 30 paid time off days or (ii) the number of paid time off days provided in the BB&T Corporation then current vacation policy for employees, which shall accrue in accordance with the terms of the applicable vacation policy.

7.    Reimbursement of Expenses. Employee shall be reimbursed for reasonable expenses incurred by Employee in furtherance of Employee’s duties under this Agreement. Reimbursement shall include reasonable customer entertainment, civic club and professional dues and continuing training and education costs, all of which shall be subject to the BB&T Corporation Employee Related Expense Management Policy. Notwithstanding any terms of the BB&T Corporation Employee Related Expense Management Policy to the contrary, in compliance with Section 409A:
(a)    The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.
(b)    The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred.

(c)    The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

8.Nonsolicitation; Defined Terms.

(a)Nonsolicitation. Employee agrees that, unless specifically authorized by BB&T Insurance in writing, Employee will not, during Employee’s employment and for a period of two years following the date of termination of Employee’s employment with BB&T Insurance (whatever the reason for the end of the employment relationship), directly or indirectly:
     (i) Solicit, recruit, encourage or support any employee of BB&T Insurance who had performed work for BB&T Insurance within the last year of Employee’s employment with BB&T Insurance to leave the employment of BB&T Insurance;
(ii) Solicit, contact, encourage or support, on Employee’s own behalf or on behalf of any business in competition with BB&T Insurance, any provider of insurance products to BB&T Insurance with which Employee has had material contact within the last year of Employee’s employment with BB&T Insurance to discontinue doing or to reduce the amount of business with BB&T Insurance; or
     (iii) Solicit, contact, divert, or call upon with the intent of doing business with, any “BB&T Insurance Customer” (as defined below) on Employee’s own behalf or on behalf of any “Competitive Business” (as defined below), if the purpose of the activity is to solicit the BB&T Insurance Customer for a Competitive Business (including but not limited to any Competitive Business started by Employee).
(b) Defined Terms. The following capitalized terms shall have the following meanings:
(i) “Competitive Business” means an enterprise that is in the business of selling, trading, or servicing of wholesale insurance products that are competitive with those offered by BB&T Insurance during the term of Employee’s employment with BB&T Insurance or that is in the business of retail brokerage that is competitive with retail brokerage services offered by BB&T Insurance during the term of Employee’s employment with BB&T Insurance; provided, however, the term “Competitive Business” shall not include any insurance product manufacturer (including, but not limited to, MetLife, Prudential, Hartford, Nationwide, etc.).
(ii) “BB&T Insurance Customer” means any company or individual customer of BB&T Insurance with whom, within the two-year period ending with the termination of Employee’s employment, Employee had material contact, who was otherwise contacted or served by Employee, or who Employee knew his direct reports had material contact, regarding (A) the sale, trade or service or the attempted sale, trade or service of wholesale insurance products or (B) any other business activities of BB&T Insurance.
9. Noncompetition. In connection with the employment of Employee by BB&T Insurance and the payment of compensation to Employee during the Term and any Renewal Period of this Agreement, Employee agrees that, unless specifically authorized by BB&T Insurance in writing, Employee will not, for a period of two years following the date of termination of Employee’s employment with BB&T Insurance (whatever the reason for the end of the employment relationship), directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any Competitive Business in a capacity identical or similar to that in which Employee worked for BB&T Insurance.

10.    Employee Acknowledgments.
(a)    Employee agrees that during the Term and any Renewal Periods, Employee will not engage in the sale, trade or servicing or attempted sale, trade or servicing of business insurance individually or with any company or individual other than BB&T Insurance.
(b)    Employee acknowledges that the restrictions placed upon Employee by Sections 8 and 10 (a) of this Agreement are reasonable given the nature of Employee’s position with BB&T Insurance, the area in which BB&T Insurance markets its products and services, and the consideration provided by BB&T Insurance to Employee. Specifically, Employee acknowledges that the length of the restrictive covenants given above is reasonable and that the definitions of “BB&T Insurance Customer” and “Competitive Business” are reasonable. Employee acknowledges that these restrictions will not cause an unfair burden on Employee.
(c)    Employee acknowledges that all of the provisions of Sections 8, 9, 11, and 12 of this Agreement are fair and necessary to protect the interests of BB&T Insurance and to prevent Employee from unfairly taking advantage of contacts established during employment. Accordingly, Employee agrees not to contest the validity or enforceability of such sections of this Agreement and agrees that if any court should hold any provision of such sections or this Agreement to be unenforceable, the remaining provisions will be enforceable. Further, if any provision or subsection is held to be over broad as written, Employee agrees that a court should modify said provision or subsection in order to make it enforceable and view the above provisions and subsections as separable and uphold those separable provisions and subsections deemed to be reasonable. Sections 8, 9, 11 and 12 shall survive the termination of this Agreement.
11.    BB&T Insurance Information. Employee acknowledges and agrees that all sales files, customer records, customer lists, and reports used, prepared or collected by Employee are the property of BB&T Insurance and agrees that, in the event of the termination of his employment with BB&T Insurance for any reason, he will return and make available to BB&T Insurance prior to the last day of his employment all sales files, customer records, customer lists, reports and all other BB&T Insurance property and materials in his possession.
12.    Confidentiality. For and in consideration of the terms of this Agreement, Employee agrees to the following for the protection of BB&T Insurance and its Affiliates:
(a)    During the Term and any Renewal Periods and for a period of three years following the date of the voluntary or involuntary termination of Employee’s employment with BB&T Insurance, for whatever reason, Employee will not, without prior written approval by BB&T Insurance: (i) misappropriate; (ii) use for the purpose of competing with BB&T Insurance, either directly or indirectly; (iii) disclose to any third party, either directly or indirectly; or (iv) aid anyone else in disclosing to any third party, either directly or indirectly, all or any part of any “Confidential Information” (as defined below) to the extent that such Confidential Information does not rise to the level of a trade secret under applicable law.
To the extent that said Confidential Information does rise to the level of a trade secret under applicable law, then, during the Term and any Renewal Periods and thereafter for as long as said Confidential Information remains a trade secret under applicable law (or for the maximum duration provided under such law), Employee will act in accordance with the terms of applicable law governing trade secrets.

(b)    “Confidential Information” means: (i) confidential information described in the BB&T Corporation Code of Ethics and BB&T Insurance Code of Conduct as may be amended from time-to-time; (ii) any confidential, proprietary BB&T Insurance information regarding a customer of BB&T Insurance, including but not limited to customer lists, contracts, information, requirements, billing histories, marketing methods, needs and products or services provided by BB&T Insurance to such customers; (iii) all confidential financial information concerning BB&T Insurance or its affiliates, including but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; (iv) all confidential sources and methods of supply to BB&T Insurance or its affiliates, including but not limited to contracts and similar information; (v) all confidential plans and projections for business opportunities for new or developing business of BB&T Insurance or its affiliates, including information pertaining to potential customers or prospects; and (vi) all confidential information relating to BB&T Insurance’s prices, costs, research and development activities, service performance, financial data and operating results, employee lists, personnel matters and other confidential or proprietary information, designs, patents, ideas and trade secrets.
“Confidential Information” shall not, however, include any information or materials to the extent that the same (i) is now in, or later enters, the public domain through no fault of Employee; (ii) was known to Employee prior to the disclosure by BB&T Insurance and such knowledge can be supported by written documentation supplied by Employee; or (iii) was rightfully obtained by Employee after termination of Employee’s employment from a third party in rightful possession of such information.
13.    Enforcement. In the event of any breach or threatened breach of the nonsolicitation, noncompetition or confidentiality covenants by Employee, BB&T Insurance shall be entitled to temporary, preliminary, or permanent injunctive relief, without bond, restraining such breach, and, if successful, costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce those sections of this Agreement, but nothing herein shall be construed as prohibiting BB&T Insurance from pursuing other remedies available to it for such breach or threatened breach. BB&T Insurance may disclose this Agreement to any person or entity who, at any time during or after Employee’s employment with BB&T Insurance employs or considers employing Employee.
Employee agrees that in the event BB&T Insurance is successful in obtaining injunctive relief relating to Employee’s breach of any provision of Section 9 hereof following the Date of Termination, in addition to any remedy at law or in equity, Employee shall (i) not be entitled to receive, if not already paid, the payments or benefits described in Section 3(b) hereof (other than any accrued and unpaid Total Salary and vacation days earned as of the Date of Termination), and (ii) return to BB&T Insurance any and all payments previously made BB&T Insurance or any of its affiliates pursuant to Section 3(b) within 15 days after written demand for such repayment is made to Employee by BB&T Insurance; provided, that to the extent Employee is materially successful in challenging such injunctive relief, the provisions of this Section shall not apply and BB&T Insurance shall reimburse Employee for any reasonable legal fees incurred in connection with such legal challenge. Any such request for reimbursement shall be made by submitting documentary evidence of such reasonable legal fees to BB&T Insurance by the end of the calendar year in which such materially successful challenge occurs, and shall be paid by BB&T Insurance within 60 days of the receipt of such documentary evidence.

14.    Employee Developments.
(a)    Employee’s Obligations. If at any time during Employee’s employment, Employee (either alone or with others) makes, conceives, discovers, reduces to practice or becomes possessed of any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright or similar statutes or subject to similar protection) that relates to the business of BB&T Insurance or any of the products or services being developed or sold by BB&T Insurance or that may be used in relation to such development or sale (the “Developments”), such Developments and any benefits will immediately become the sole and absolute property of BB&T Insurance and its assigns. Employee will promptly disclose to BB&T Insurance each such Development, and hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to BB&T Insurance and its assigns without further compensation. Employee will further communicate, without cost or delay, and without publishing the same, all available information relating to such Developments to BB&T Insurance.

(b)    Excluded Developments. Notwithstanding the foregoing, this Agreement will not be construed to apply to, and will not create any assignment of, any Developments of Employee that Employee developed entirely on his own time without using BB&T Insurance’s equipment, supplies, facility or trade secret information except for those inventions that relate to BB&T Insurance’s business or actual or demonstrably anticipated research or development, or result from any work performed by Employee for BB&T Insurance.

(c)    Employee Execution of Necessary Documents. With respect to all Developments, Employee will, at the request and cost of BB&T Insurance, execute and deliver any documents or instruments and will perform any acts as BB&T Insurance may reasonably require to: (i) apply for, obtain and vest in the name of BB&T Insurance alone (unless BB&T Insurance otherwise directs) letters patent, copyrights or similar protection (the “Necessary Documents”) in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such Necessary Documents.

(d)    Appointment of Company as Attorney-in-Fact. If BB&T Insurance is unable, after reasonable effort, to secure Employee’s signature on any Necessary Documents as a result of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints BB&T Insurance and its duly authorized officers and agents as Employee’s agent and attorneyinfact, to act for and in Employee’s behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of the Necessary Documents with the same legal force and effect as if executed by Employee.

(e)    Existing Developments. Employee represents that the Developments, if any, identified on Schedule A attached hereto, comprise all the unpatented and uncopyrighted Developments that Employee has made or conceived prior to or otherwise not in connection with Employee’s employment by BB&T Insurance, which Developments are excluded from this Agreement.

        (f)    Indemnification. BB&T Insurance hereby agrees that it shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Employee hereunder or while serving as a director, officer or employee of another entity at BB&T Insurance’s request, except to the extent arising out of or based upon the gross negligence or willful misconduct of Employee or a breach of any of Employee’s agreements, covenants or warranties hereunder. Costs and expenses incurred by Employee in defense of such litigation (including attorneys’ fees) shall be paid by BB&T Insurance in advance of the final disposition of such litigation upon receipt by BB&T Insurance of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by BB&T Insurance under this Agreement, including but not limited to as a result of such exception. Any payments in accordance with the preceding sentence shall be made no later than 10 business days following the date on which Employee submits the claim for reimbursement, such submission to be made not later than 30 days after the incurrence of the cost or expense. BB&T Insurance, on the one hand, and Employee, on the other hand, will consult in good faith with respect to the conduct of any such litigation, and Employee’s counsel shall be selected with the consent of BB&T Insurance. For the avoidance of doubt, BB&T Insurance shall not pay, reimburse, or indemnify Employee from and against any liabilities, costs, claims and expenses of any nature relating to the negotiation, enforcement, or any dispute pertaining to the terms, of this Agreement. This Agreement shall not prevent Employee from having additional rights to indemnification from BB&T Insurance or others under other agreements, documents or insurance policies.

15.    Notices. Any notice, demand or communication required or permitted to be given by this Agreement or applicable law shall be made in writing and sent by either first class mail, overnight courier, hand delivery or facsimile; provided, however, unless waived by the recipient, if such notice is made by facsimile, such facsimile shall be followed within 24 hours by notice in writing sent by first class mail, overnight courier or hand delivery. Charges for any notice shall be prepaid and addressed as follows, or to such other address as such person to whom it is to be addressed may specify by notice to the other party: in the case of Employee, to his place of residence as currently shown on the records of BB&T Insurance, or in the case of BB&T Insurance, to Branch Banking and Trust Company, 200 West Second Street, Floor 14, Winston-Salem, North Carolina 27101-4019, Attention: Chief Operating Officer. Any notice shall be deemed to be delivered, given and received for all purposes as of the date such notice was actually delivered to the recipient or, if sent by first-class mail, 5 days after the date on which the same was deposited in a receptacle regularly maintained by the United States Postal Service for the deposit of mail, whichever occurs first.
16.    Successors and Assigns. The obligations of Employee under Sections 8, 9, 11 and 23 of this Agreement and the obligations of BB&T Insurance under Section 3 of this Agreement shall continue after the termination of Employee’s employment regardless of the reason for the termination or ending of Employee’s employment with BB&T Insurance and shall be binding on Employee’s heirs, executors, legal representatives and assigns and on BB&T Insurance’s successors or assigns . Such obligations shall inure to the benefit of any successors or assigns of BB&T Insurance. Employee specifically acknowledges that in the event of a sale of all or substantially all of the assets of BB&T Insurance, or any other event or transaction resulting in a change of ownership or control of BB&T Insurance’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser or future owner of BB&T Insurance’s business. This Agreement may be assigned only by BB&T Insurance.
17.    Amendment; Waiver. No change or modification of this Agreement shall be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom the waiver is sought to be enforced. A valid waiver of any provision of this Agreement shall be limited to the instance specified in writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.
18.    Governing Law; Selection of Exclusive Venue. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of North Carolina, without regard to the provisions for choice of law thereunder. Additionally, the parties agree that any action arising from or relating to the enforcement of this Agreement, including any challenge to the validity or enforcement hereof, shall be brought exclusively in the state court of Forsyth County, North Carolina or the United States District Court for the Middle District of North Carolina (the “Selected Courts”). Employee hereby consents to personal jurisdiction in North Carolina and hereby waives any objection to the exercise of personal jurisdiction over Employee by any of the Selected Courts

19.    Judicial Procedures. The parties hereby expressly waive the right to trial by jury with respect to any judicial proceeding brought in connection with this Agreement except in Georgia, North Carolina and California.
20.    Severability. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then, notwithstanding such invalidity, such provision shall be valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, such court shall have the power to modify the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, to enforce such provision to the fullest extent permitted by law.
21.    Entire Agreement. With respect to the terms addressed in this Agreement, this Agreement contains the entire agreement and understanding by and between BB&T Insurance and Employee. This Agreement supersedes all prior undertakings and agreements, written or oral, as may have existed prior to this date with regard to the terms addressed in this Agreement. This includes but is not limited to Employee’s January 12, 2012 Employment Agreement with Crump Group Inc., (as assigned) which agreement is superseded in its entirety and of no further force and effect. By the execution of this Agreement, Employee acknowledges that any such superseded understandings and agreements are terminated, and Employee disclaims any and all rights or interest that may have existed with respect thereto. Employee specifically releases Crump Group Inc. and its affiliates from any liability under his January 12, 2012 Employment Agreement. Further, any representations, promises, agreements or understandings, written or oral, with regard to the terms addressed in this Agreement that are not contained in this Agreement shall be of no force or effect.
22.    Employee Claims. The existence of any claim or cause of action by Employee against BB&T Insurance shall not constitute a defense to the enforcement by BB&T Insurance of Employee’s covenants, obligations, or undertakings in this Agreement.
23.    Construction and Interpretation. All references to the masculine shall include the feminine and neuter. Employee and BB&T Insurance agree that this Agreement shall be construed as drafted by both of them, as parties of equivalent bargaining power, and not for or against either of them as drafter.
24.    No Conflicting Obligations. Employee hereby acknowledges and represents that Employee’s execution of this Agreement and performance of employment-related obligations and duties for BB&T Insurance will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Employee may be a party or otherwise bound. Employee will not use in the performance of such employment-related obligations and duties for BB&T Insurance or otherwise disclose to BB&T Insurance any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law.

25.    Set-off. Employee authorizes BB&T Insurance to offset the amount of any advance not repaid by Employee (or any other amount(s) or debt(s) that Employee may owe to BB&T Insurance or the value of any BB&T Insurance property not returned to BB&T Insurance) as against any amount of compensation other than nonqualified deferred compensation (within the meaning of Section 409A) permitted under applicable law owed to Employee under this Agreement or otherwise. In addition, Employee authorizes BB&T Insurance to offset up to a total of $5,000 of the amount of any advance not repaid by Employee (or any other amount(s) or debt(s) that Employee may owe to BB&T Insurance or the value of any BB&T Insurance property not returned to BB&T Insurance) as against any amount of nonqualified deferred compensation (within the meaning of Section 409A) owed to Employee under this Agreement or otherwise; provided that the reduction is made at the same time and in the same amount as the debt would otherwise have been due and collected from Employee.
    26.    Compliance with Section 409A. To the extent applicable, the parties hereto intend that the payments under this Agreement comply with Section 409A or are exempt from Section 409A under the “short term deferral” exception to the maximum extent possible, and then under the “separation pay” exception to the maximum extent possible. The parties hereby agree that this Agreement shall be construed in a manner to be exempt from or comply with Section 409A and that should any provision subject to Section 409A be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for BB&T Insurance to achieve compliance with Section 409A. By execution and delivery of this Agreement, Employee irrevocably waives any objections he may have to the amendments required by Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is paid on Separation from Service that is considered deferred compensation within the meaning of Section 409A be made to Employee unless he has incurred a Separation from Service. In the event Employee is a Specified Employee, payments that constitute deferred compensation within the meaning of Section 409A that are payable on Separation from Service shall be subject to the six-month delay as provided in Section 2. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as a right to a series of separate payments. To the extent that any payment under this Agreement is deferred compensation subject to Section 409A, in no event shall Employee, directly or indirectly, designate the calendar year of payment, except to the extent permitted under Section 409A. BB&T Insurance shall not reimburse Employee for the amount of any tax liability incurred by Employee under Section 409A.
    27.    Tax Reporting and Withholding. BB&T Insurance (and any agent of BB&T Insurance) shall be authorized to report income and to withhold from any payment due under this Agreement the amount of withholding taxes due and to take such other action as may be necessary in the opinion of BB&T Insurance to satisfy all obligations for the payment of such taxes. Neither BB&T Insurance nor any delegate shall be held responsible for any taxes, penalties, interest, or other monetary amounts owed by Employee or any other person as a result of amounts subject to this Agreement.

28.    Assignment. Employee shall not have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, the Separation Compensation payable hereunder, nor shall any of such payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by Employee, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.
29.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BB&T INSURANCE HOLDINGS, INC.

By:    /s/ H. Wade Reece
H. Wade Reece
Chairman and CEO

EMPLOYEE

/s/ John Howard
JOHN HOWARD

SCHEDULE A

PRIOR DEVELOPMENTS BY EMPLOYEE

The following is a complete list of all unpatented and uncopyrighted Developments relevant to the subject matter of my employment by BB&T Insurance that have been made or conceived by me prior to or otherwise not in connection with my employment by BB&T Insurance. Employee understands that it is necessary only to list the title and purpose of such Developments, but not details thereof. (Please initial appropriate box.)

/s/ JHM	No inventions or improvements.
All such inventions are listed below:

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